Exhibit 1.01
COMMON STOCK
UNDERWRITING TERMS AGREEMENT
December 6, 2010
Morgan Stanley & Co. Incorporated,
 as Representative of the several Underwriters
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Dear Sirs:
          The United States Department of the Treasury (the “Selling Stockholder”) proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated April 26, 2010 (the “Distribution Agreement”), among Citigroup Inc. (the “Company”), the Selling Stockholder and Morgan Stanley & Co. Incorporated, to sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representative”) are acting as representative, 2,417,407,607 shares of common stock of the Company, $0.01 par value (the “Purchased Shares”).
          This Underwriting Terms Agreement is entered into in accordance with Section 2(c) of the Distribution Agreement applicable to a Principal Purchase or similar transaction in which the Selling Stockholder agrees to sell the Shares directly to the Manager as principal. Capitalized terms not defined herein shall have the meaning assigned thereto in the Distribution Agreement, and the terms “Underwriting Terms Agreement” and “Terms Agreement” shall be used interchangeably to refer to this agreement.
          Solely in connection with the offer and sale of the Purchased Shares, each provision of the Distribution Agreement is incorporated herein by reference in its entirety and shall be deemed to be part of this Underwriting Terms Agreement to the same extent as if such provision had been set forth in full herein; provided, however, that none of the Underwriters shall have any rights or obligations under the Distribution Agreement or in connection with any transactions executed thereunder prior to the date of this Underwriting Terms Agreement, except for the Representative in its capacity as Manger under the Distribution Agreement.
          Except for the representation in Section 1(a)(v)(B)(3) of the Distribution Agreement, each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Underwriting Terms Agreement and at the related Settlement Date. Notwithstanding the foregoing two sentences, for purposes of this Underwriting Terms Agreement, references to the Manager in any provision of the Distribution Agreement will be deemed to refer to the several Underwriters, except with respect to the specific provisions of the Distribution Agreement listed on Schedule II hereto. With respect to the documents required to be delivered to the Underwriters pursuant to Section 4(b), (c) and (d) of the Distribution Agreement, such delivery date shall be the relevant Settlement Date only for purposes of this Underwriting Terms Agreement.
          A preliminary supplement and a final supplement to the Basic Prospectus relating to the Purchased Shares (the “Preliminary Supplement” and the “Final Supplement,” respectively), in the form heretofore delivered to the Representative shall be filed with the Securities and Exchange Commission. If the Preliminary Supplement is being used to solicit offers to buy the Purchased Shares, the term “General Disclosure Package” defined in Section 1(a)(iii) of the Distribution Agreement shall be deemed to include, as of the relevant Time of Sale, the Prospectus (as amended and supplemented at such Time of Sale), the Preliminary Supplement (as amended at such Time of Sale) and any Permitted Free Writing Prospectus then in use, considered together, and any use of the term “Prospectus Supplement” or “Prospectus” in the Distribution Agreement (except when used in the definition of “General Disclosure Package” as defined above) shall be deemed to include the Final Supplement, each for purposes of this Underwriting Terms Agreement.
     Subject to the terms and conditions set forth herein and in the Distribution Agreement (except for the representation in Section 1(a)(v)(B)(3) of the Distribution Agreement), which are incorporated herein by reference, (a) the Selling Stockholder agrees to sell to the Underwriters and the Underwriters agree to purchase from the Selling Stockholder, severally and not jointly, the number of shares of the Purchased Shares set forth opposite their respective names at the time and place and at the purchase price set forth in the Schedule I hereto, which shall also be the price to the public of the Purchased Shares, and (b) the Company agrees that on the Settlement Date it shall pay $42,304,633 to the Representative for the accounts of the Underwriters, by wire transfer payable in same-day funds to an account specified by the Representative, as compensation for their services performed hereunder, representing $0.0175 per Purchased Share. Any obligation of an Underwriter to purchase the Purchased Shares from the Selling Stockholder shall also be subject to the payment by the Company of the fee described in clause (b) of the preceding sentence.
     It is understood that the Representative, acting individually and not in a representative capacity, may (but shall not be obligated to) make payment to the Selling Stockholder on behalf of any other Underwriter for Purchased Shares to be purchased by such Underwriter. Any such payment by the Representative shall not relieve any such Underwriter of any of its obligations under this Underwriting Terms Agreement. If any one or more Underwriters shall fail to purchase and pay for any of the Purchased Securities to be purchased by such Underwriter or Underwriters pursuant to this Underwriting Terms Agreement and such failure to purchase shall constitute a default in the performance of its or their obligations under this Underwriting Terms Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Purchased Securities set forth opposite their names in Schedule I hereto bears to the aggregate amount of Purchased Securities set forth opposite the names of all the remaining Underwriters) the Purchased Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Purchased Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Purchased Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Purchased Securities, and if such nondefaulting Underwriters do not purchase all the Purchased Securities, this Underwriting Terms Agreement will terminate without liability to any nondefaulting Underwriter, the Selling Stockholder or the Company. In the event of a default by any Underwriter as set in this paragraph, the Settlement Date shall be postponed for such period, not exceeding five Business Days, as the Representative shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this paragraph shall relieve any defaulting Underwriter of its liability, if any, to the Selling Stockholder, Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.
          Each Underwriter agrees that it will comply with the additional selling restrictions as set forth in Schedule III hereof.
[Signature page follows]

          If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Underwriting Terms Agreement, including those provisions of the Distribution Agreement incorporated herein by reference, as amended hereby, shall constitute a binding agreement among the Company, the Selling Stockholder and the Underwriters.

Very truly yours, CITIGROUP INC.
By:	/s/ JOHN C. GERSPACH
	Name:	John C. Gerspach
	Title:	Chief Financial Officer, Citigroup

UNITED STATES DEPARTMENT OF THE TREASURY
By:	/s/ TIMOTHY G. MASSAD
	Name:	Timothy G. Massad
	Title:	Acting Assistant Secretary

ACCEPTED as of the date first written above. MORGAN STANLEY & CO. INCORPORATED as Representative of the several Underwriters
By:	/s/ KENNETH G. POTT
	Name:	Kenneth G. Pott
	Title:	Managing Director

[Signature Page to the Underwriting
Terms Agreement]

SCHEDULE I
Title of Purchased Shares:
Common Stock, par value $0.01 per share, of
Citigroup Inc.
Total Number of Shares of Purchased Shares:

Name of Underwriter	Number of Shares

Morgan Stanley & Co. Incorporated	2,103,144,618
Loop Capital Markets LLC	67,095,148
Merrill Lynch, Pierce, Fenner & Smith Incorporated	48,348,152
UBS Securities LLC	48,348,152
Wells Fargo Securities, LLC	48,348,152
Kaufman Bros., L.P.	24,174,076
Great Pacific Securities, Inc.	18,130,557
Guzman & Company	18,130,557
M.R. Beal & Company	12,087,038
Wm Smith & Co.	12,087,038
The Williams Capital Group, L.P.	11,603,557
Cabrera Capital Markets, LLC	4,593,074
M. Ramsey King Securities, Inc.	966,964
Valdés and Moreno, Inc.	350,524
Total	2,417,407,607
Price to Public/Purchase Price by the Underwriters:	$4.35 per share
Total	$10,515,723,090
Method of and Specified Funds for Payment of Purchase Price:
By wire transfer to a bank account specified by the Selling Stockholder in same day funds.
Method of Delivery:
Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.

Settlement Date:	December 10, 2010

Time of Delivery:	9:30am

Settlement Location:	Cleary Gottlieb Steen & Hamilton One Liberty Plaza, NY, NY 10006

Documents to be Delivered:
The following documents referred to in the Distribution Agreement shall be delivered as a condition to the closing at the relevant Settlement Date:
     (1) The certificate referred to in Section 4(a).
     (2) The opinion referred to in Section 4(b).
     (3) The opinion referred to in Section 4(c).
     (4) The accountants’ letter referred to in Section 4(d).
     (5) Such other documents as the Manager shall reasonably request including, but not limited to, a certificate of an assistant secretary of Citigroup Inc. and a cross-receipt.

SCHEDULE II
ALL REFERENCES BELOW ARE TO SECTIONS OF THE DISTRIBUTION AGREEMENT:
The final sentence of Section 1(a)(iv)
Section 1(a)(xiv)
Sections 2 and 3
Section 4(e) and (i)
The first two sentences of Section 5(b)
Section 5(c)(ii), (d), (e), (l), (m) — (s)
The final reference to “Manager” in Section 6
The final reference to “Manager” in Section 8(a) and (b)
Section 10(c)
Section 10(d), except for the final two sentences of this section
Section 15

SCHEDULE III
European Economic Area
     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Purchased Shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of Purchased Shares to the public in that Member State:
(a)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
(c)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of the above, the expression an “offer of Purchased Shares to the public” in relation to any Purchased shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Purchased Shares to be offered so as to enable an investor to decide to purchase or subscribe the Purchased Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.
United Kingdom
     Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Purchased Shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Purchased Shares in, from or otherwise involving the United Kingdom.